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                              PURCHASE AGREEMENT
                              ------------------

     Excelsior Institutional Trust (the "Company"), a Delaware business trust, and Edgewood Services, Inc. ("Edgewood"), a New York corporation, hereby agree with each other as follows:

     1. The Company hereby offers Edgewood and Edgewood hereby purchases one share each of the Optimum Growth and Value Equity Funds of the Company at $10 per share (collectively, the "Shares"). The Company hereby acknowledges receipt from Edgewood of funds in the total amount of $20 in full payment for the Shares.

     2. Edgewood represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the ____ day of __________ 1996.

                              EXCELSIOR INSTITUTIONAL TRUST


                              By:_____________________________
                                 its


                              EDGEWOOD SERVICES, INC.


                              By:____________________________
                                 its